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                                                                   EXHIBIT 5

                      [Cahill Gordon & Reindel Letterhead]



                                         June 11, 1997



The Great Atlantic & Pacific Tea
  Company, Inc.
2 Paragon Drive
Montvale, N.J.  07645
Ladies and Gentlemen:

         We have examined a copy of the Registration Statement on Form S-4 (No. 333-27577) (the "Registration Statement"), filed by The Great Atlantic & Pacific Tea Company, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on May 21, 1997 and relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of up to $300,000,000 principal amount of 7 3/4% Notes due 2007 (the "New Notes"). The New Notes, which upon the effectiveness of the Registration Statement will be registered under the Act, will be issued in exchange for a like principal amount of the Company's outstanding 7 3/4% Notes due 2007 (the "Old Notes"), which are not registered under the Act.
The terms of the New Notes have been established pursuant to authorizing resolutions (the "Authorizing Resolutions") adopted by the Pricing Committee of the Board of Directors of the Company on June 10, 1997, and are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will be issued pursuant to the Authorizing Resolutions and an Indenture (the

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"Indenture") dated as of January 1, 1991, between the Company and The Chase
Manhattan Bank (formerly known as Chemical Bank, as successor by merger to Manufacturers Hanover Trust Company). In rendering this opinion, we have reviewed such documents and made such investigations as we have deemed appropriate.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         The New Notes have been duly authorized for issuance and, when duly executed, authenticated, registered, issued and delivered in exchange for Old Notes of a like principal amount, in accordance with the terms of the Indenture and the Authorizing Resolutions and as contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and the Authorizing Resolutions, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

         We are members of the bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdiction other than the law of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.

         Neither this opinion nor any part hereof may be delivered to, used or relied upon by any person other than you without our prior written consent.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related prospectus. Our consent to such reference does not constitute a consent under
Section 7 of the Securities Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said
Section 7 or under the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Cahill Gordon & Reindel
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                                            Cahill Gordon & Reindel